Exhibit 10.25(a)

EXECUTION COPY

NEXTEL PARTNERS, INC.

as Issuer,

14% SENIOR DISCOUNT NOTES DUE 2009

FIRST SUPPLEMENTAL INDENTURE

Dated as of June 23, 2003

THE BANK OF NEW YORK,

as Trustee

FIRST SUPPLEMENTAL INDENTURE dated as of June 23, 2003 (the “Supplemental Indenture”), between NEXTEL PARTNERS, INC., a Delaware corporation (the “Issuer”) and THE BANK OF NEW YORK, as trustee (the “Trustee”), to the indenture, dated as of January 29, 1999 between the Issuer and the Trustee (the “Indenture”).

W I T N E S S E T H :

WHEREAS, the Issuer and the Trustee have heretofore executed and delivered the Indenture providing for the issuance of 14% Senior Discount Notes due 2009 (the “Notes”) of the Issuer;

WHEREAS, there is currently outstanding under the Indenture $398,883,000 in aggregate principal amount of the Notes;

WHEREAS, Section 9.02 of the Indenture provides that the Issuer and the Trustee may, with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes (the “Requisite Consents”), enter into a supplemental indenture for the purpose of amending the Indenture;

WHEREAS, the Issuer has offered to purchase (the “Offer”) all of the outstanding Notes upon the terms and subject to the conditions set forth in the Offer to Purchase and Solicitation of Consents to Proposed Amendments to Related Indenture, dated June 12, 2003 (the “Offer to Purchase”), and the accompanying Letter of Transmittal and Consent, as the same may be further amended, supplemented or modified;

WHEREAS, the Offer is conditioned upon, among other things, the proposed amendments (the “Proposed Amendments”) to the Indenture set forth herein and a supplemental indenture in respect of the Proposed Amendments having been executed and delivered, with the operativeness of such Proposed Amendments with respect to the Notes being subject to, among other things, the acceptance by the Issuer of the Notes comprising at least the Requisite Consents tendered pursuant to the Offer and the occurrence of the Final Settlement Date (as defined in the Offer to Purchase);

WHEREAS, the Issuer has received and delivered to the Trustee the Requisite Consents to effect the Proposed Amendments under the Indenture;

WHEREAS, the Issuer has been authorized by its Board of Directors to enter into this Supplemental Indenture;

WHEREAS, all other acts and proceedings required by law, the Indenture and the restated certificate of incorporation, by-laws and amended and restated shareholders’ agreement of the Issuer to execute and deliver this Supplemental Indenture, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the holders of the Notes, the Issuer and the Trustee hereby agree as follows:

Section 1. Deletion of Certain Provisions

Pursuant to the terms of the Offer to Purchase and the receipt of the Requisite Consents, the Indenture is hereby amended to delete the following sections in their entirety and, in the case of each such section, insert in lieu thereof the phrase [“Intentionally Omitted”], and any and all references to such sections, any and all obligations thereunder and any Event of Default under the Indenture related solely to the following sections are hereby deleted throughout the Indenture, and such sections and references shall be of no further force or effect:

•	Section 10.08 (Limitation on Consolidated Debt);

•	Section 10.09 (Limitation on Restricted Payments);

•	Section 10.10 (Restricted Subsidiaries);

•	Section 10.11 (Transactions with Affiliates);

•	Section 10.12 (Liens);

•	Section 10.14 (Dividend and Other Payment Restrictions Affecting Subsidiaries);

•	Section 10.16 (Provision of Financial Information);

•	Section 10.17 (Statement by Officers as to Default; Compliance Certificates);

•	Section 10.20 (Limitations on Issuances and Sales of Equity Interests in Wholly Owned Subsidiaries); and

•	Section 10.22 (Asset Sales).

Section 2. Other Amendments to the Indenture

All definitions in the Indenture which are used exclusively in the sections and clauses deleted pursuant to Section 1 of this Supplemental Indenture are hereby deleted.

Section 3. Effectiveness; Operativeness

(a) Subject to Section 3(c) below, this Supplemental Indenture will become binding on the parties hereto upon the delivery by the Issuer of (i) an Officers’ Certificate (as defined in the Indenture) to the effect that the Issuer has accepted for purchase at least a majority in aggregate principal amount of the outstanding Notes, and (ii) an Opinion of Counsel (as defined in the Indenture) required by Section 9.03 of the Indenture.

(b) Subject to Section 3(c) below, this Supplemental Indenture will become effective and operative on and simultaneously with the Final Settlement Date.

(c) Notwithstanding the foregoing, this Supplemental Indenture will cease to be binding, effective or operative if the Issuer does not purchase in the Offer outstanding Notes comprising at least the Requisite Consents prior to the termination of the Offer.

Section 4. Reference to and Effect on the Indenture

(a) On and after the effective date of this Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture unless the context otherwise requires.

(b) Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

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Section 5. Governing Law

This Supplemental Indenture shall be construed and enforced in accordance with the laws of the State of New York, including without limitation Section 5-1401 of the New York General Obligation Law.

Section 6. Defined Terms

Unless otherwise indicated, capitalized terms used herein and not defined shall have the respective meanings given such terms in the Indenture.

Section 7. Trust Indenture Act Controls

If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Supplemental Indenture is executed, the provision required by the Act shall control.

Section 8. Trustee Disclaimer

The recitals contained in this Supplemental Indenture shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 9. Counterparts and Method of Execution

This Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

Section 10. Titles

Section titles are for descriptive purposes only and shall not control or alter the meaning of this Supplemental Indenture as set forth in the text.

Section 11. Severability

In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be effected or impaired thereby.

[Signature pages to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be executed as of the day and year first above written.

NEXTEL PARTNERS, INC.

By:	/s/ JOHN THOMPSON
Name: John Thompson Title: VP and CFO

THE BANK OF NEW YORK

By:	/s/ MICHAEL PITFICK
Name: Michael Pitfick Title: Assistant Vice President